As filed with the Securities and Exchange Commission on May 5, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
CONTINUCARE CORPORATION
(Exact name of registrant as specified in its charter)

Florida	59-2716023
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

7200 Corporate Center Drive
Suite 600
Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)
Continucare Corporation Amended and Restated 2000 Stock Incentive Plan
(Full Title of the Plan)
Richard C. Pfenniger, Jr.
Chairman and Chief Executive Officer
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
(Name and Address of Agent for Service)
(305) 500-2000
(Telephone number, including area code, of agent for service)
With a copy to:
Michael Francis, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 27th Floor
Miami, Florida 33131
(305) 374-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum Offering	Proposed
Title of Securities to be	Amount to be	Price Per	Maximum Aggregate	Amount of
Registered	Registered (1)	Share (2)	Offering Price (2)	Registration Fee(2)
Common Stock, par value $0.0001 per share	4,000,000	$3.40	$13,600,000	$969.68

(1)	Pursuant to Rule 416, this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Continucare Corporation Amended and Restated 2000 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the NYSE Amex on May 3, 2010.
This Registration Statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

Explanatory Note
On February 9, 2010, the shareholders of Continucare Corporation (the “Company”) approved an amendment of the Company’s Amended and Restated 2000 Stock Incentive Plan (the “Plan”) at the Company’s 2010 Annual Meeting of Shareholders to increase the aggregate number of shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), authorized for issuance under the Plan by 4,000,000 shares of Common Stock from 9,000,000 shares of Common Stock to 13,000,000 shares of Common Stock and to extend the expiration date of the Plan from 2010 to 2020.
The Company previously filed (i) a Registration Statement on Form S-8 on May 18, 2001 (File No. 333-61246) registering the issuance of the initial 4,000,000 shares of the Company’s Common Stock under the Plan, (ii) a Registration Statement on Form S-8 on September 28, 2004 (File No. 333-119337) registering the additional issuance of 3,000,000 shares of the Company’s Common Stock under the Plan, and (iii) a Registration Statement on Form S-8 on September 13, 2007 (File No. 333-146028) registering the additional issuance of 2,000,000 shares of the Company’s Common Stock under the Plan (each an “Earlier Registration Statement” and together the “Earlier Registration Statements”). The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Earlier Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission” or “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The SEC allows us to provide information about our business and other important information to you by “incorporating by reference” the information we file with the SEC, which means that we can disclose the information to you by referring in this prospectus to the documents we file with the SEC. Under the SEC’s regulations, any statement contained in a document incorporated by reference in this prospectus is automatically updated and superseded by any information contained in this prospectus, or in any subsequently filed document of the types described below.
We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:
a)	Our Annual Report on Form 10-K for the year ended June 30, 2009, filed with the SEC on September 10, 2009, as amended on Form 10-K/A, filed with the SEC on October 27, 2009;

b)	Our Quarterly Reports on Form 10-Q for the period ended September 30, 2009, filed with the SEC on November 5, 2009, for the period ended December 31, 2009, filed with the SEC on February 4, 2010, and for the period ended March 31, 2010, filed with the SEC on May 5, 2010;

c)	Our Current Reports on Form 8-K, filed with the SEC on August 13, 2009, December 23, 2009 and February 12, 2010; and

d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 4, 1996.
In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, Florida 33126
Tel: (305) 500-2000
You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided for in such statute. Our Amended and Restated Articles of Incorporation and Bylaws provide that we shall indemnify and may insure our officers and directors to the fullest extent not prohibited by law. We also maintain a policy of directors’ and officers’ liability insurance that insures, subject to certain exclusions, our directors and officers against the cost of defense, settlement of, or payment of a judgment in connection with a proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company.
The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability in the event the director breaches or fails to perform his or her duties as a director and such director’s breach of, or failure to perform, such duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derives an improper personal benefit; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interest of the Company in a proceeding by or in the right of the Company to procure a judgment in this favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit Number	Description

3.1	Restated Articles of Incorporation, as amended (1)

3.2	Amended and Restated Bylaws (2)

3.3	First Amendment to the Amended and Restated Bylaws(3)

5.1	Opinion of Akerman Senterfitt.

10.1	Amended and Restated 2000 Stock Incentive Plan (as amended and restated on November 4, 2009)(4)

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).
Documents incorporated by reference to the indicated exhibit to the following filings by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934.

(1)	Post Effective Amendment No. 1 to the Registration Statement SB-2 on Form S-3 Registration Statement filed on October 29, 1996.

(2)	Form 8-K dated September 12, 2006, filed September 13, 2006.

(3)	Form 8-K dated November 6, 2007, filed November 7, 2007.

(4)	Form 8-K dated February 9, 2010, filed February 12, 2010.

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs “(1)”i and “(1)”ii do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 5th day of May, 2010.

CONTINUCARE CORPORATION
By:	/s/ Richard C. Pfenniger, Jr.
Richard C. Pfenniger, Jr.
Chairman of the Board, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard C. Pfenniger, Jr. and Fernando L. Fernandez, and each of them acting alone, his true and lawful attorneys-in-fact and agents, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	May 5, 2010

/s/ Fernando L. Fernandez Fernando L. Fernandez	Senior Vice President — Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	May 5, 2010

/s/ Robert J. Cresci Robert J. Cresci	Director	May 5, 2010

/s/ Neil Flanzraich Neil Flanzraich	Director	May 5, 2010

/s/ Phillip Frost, M.D. Phillip Frost, M.D.	Director	May 5, 2010

/s/ Jacob Nudel, M.D. Jacob Nudel, M.D.	Director	May 5, 2010

/s/ Marvin A. Sackner Marvin A. Sackner	Director	May 5, 2010

/s/ Jacqueline Simkin Jacqueline Simkin	Director	May 5, 2010

/s/ A. Marvin Strait A. Marvin Strait	Director	May 5, 2010

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Akerman Senterfitt.

23.1	Consent of Akerman Senterfitt (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).